Exhibit 10g


Summary of Employment Terms with Donald E. Bogle


The Company and Mr. Bogle have agreed upon certain basic terms of employment that it is expected will ultimately be incorporated into a written employment agreement. The basic elements of that agreement are as follows: Mr. Bogle's compensation as approved by the Compensation Committee includes a base salary of $250,000 per year plus a bonus ranging from 25% to 50% of base salary if certain business plan objectives are achieved. Long-term compensation tied to shareholder value was provided with the granting in 1997 of non-qualified stock options to purchase 100,000 shares of common stock. Half of the granted shares vest on January 1, 1999. The remaining 50,000 shares vest on January 1, 2003, but vesting will be accelerated upon achievement of certain operating performance goals. Furthermore, if certain operating goals are achieved for 1999 an additional grant of options for 50,000 shares will be made at the then current common stock market price. In addition, to the above the Company will reimburse Mr. Bogle for relocation costs, grossed up for taxes and will provide employee benefits, use of an automobile, and premiums on an executive life insurance policy. It is contemplated that in the event of termination of employment in certain circumstances, Mr. Bogle will be entitled to one years salary plus bonus to the extent earned, continuation of various insurance benefits, and immediate vesting of granted options to be exercised within one year.